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                                                                    EXHIBIT 99.1

                          EGAIN COMMUNICATIONS RAISES
                      $ 88.5 MILLION IN PRIVATE PLACEMENT

SUNNYVALE, Calif. (August 9, 2000) - eGain Communications Corporation (Nasdaq:EGAN), a leading provider of customer service software for the Internet, today announced that it has entered into definitive agreements with new and existing investors for the private placement of $ 88,500,000 of convertible preferred stock and warrants.

     The investors include Oak Hill Capital Partners and its affiliates, and eGain's co-founder and President, Gunjan Sinha, as well as new investors Deutsche Bank; Societe Generale; Elliott Associates, L.P.; and the Palladin Group, L.P. The convertible preferred stock accretes in kind at 6.75% per annum. Investors will also receive warrants to purchase approximately 3.8 million shares of common stock at $9.25 per share. eGain intends to use the net proceeds from this private placement for general corporate purposes.

About eGain Communications Corp.

eGain (Nasdaq:EGAN) is a leading provider of customer service software for the Internet. To help businesses deliver a superior customer experience and establish profitable, long-term customer relationships, eGain offers licensed and hosted applications for email management, interactive Web and voice collaboration, intelligent self-help agents, and proactive online marketing. Built using a Web-native architecture, the eGain platform provides robust scalability, global access, diverse integration, and rapid deployment. Based in Sunnyvale, California, with offices worldwide, eGain has more than 600 customers, including 3Com, RealNetworks, Walgreens, Freddie Mac and CNBC.com. For information about eGain, please visit www.eGain.com or call the company's
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offices - US: (888) 603-4246; London: +44 (0) 175 377 1100; Sydney: +612 9492
5400.

Cautionary Note Regarding Forward-looking Statements under the Private
Securities Litigation Reform Act: The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Securities and Exchange Act of 1934, including statements based on eGain's current expectations, beliefs, intentions or strategies, as well as a number of assumptions about future events. These forward-looking statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in this release. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the successful integration of Inference Corporation into our product plans and business activities;
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increased competition and technological changes in the industries in which eGain competes; our ability to manage growth; intense competition for qualified employees; and our ability to make prudent use of the funds raised in the private offering described above. For a detailed discussion of these and other cautionary statements about factors that may affect our actual results, please refer to eGain's filings with the Securities and Exchange Commission (the "SEC"'), including the Company's registration statement on Form S-4 declared effective by the SEC on May 17, 2000, our quarterly filings on Form 10-Q and our other SEC filings.

Contact information:

Harpreet Grewal
Chief Financial Officer
(408) 212-3362
hgrewal@egain.com
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